Exhibit 99.1

Shore Bancshares, Inc.

18 E. Dover Street

Easton, Maryland 21601

Phone 410-763-7800

PRESS RELEASE

Bilbrough promoted to President and Chief Executive Officer of Talbot Bank as Duncan retires

Easton, Maryland (11/28/2012) - The Boards of Directors of Shore Bancshares, Inc. (NASDAQ - SHBI) and The Talbot Bank of Easton, Maryland today announced that Patrick M. Bilbrough has been promoted to President and CEO of the Talbot Bank, a subsidiary of Shore Bancshares. Mr. Bilbrough, 48, joined Talbot Bank in May of 2011 as an Executive Vice President and has since been responsible for general administration with a focus on credit improvement. He succeeds William W. (Buck) Duncan, who joined Talbot Bank in 2006 as President and CEO and will retire on December 31, 2012.

Prior to his employment with Talbot Bank and since 2007, Mr. Bilbrough served as the Market Executive of PNC Bank, N.A., of Pittsburgh where he was responsible for the 11-county Delmarva Region. He was concurrently serving as a commercial banking team leader for a 5-county area. In 2004, he was named Executive Vice President of the Mercantile Eastern Shore Bank and, following six months as its chief financial officer, he then served as senior lender and senior credit officer prior to the acquisition of Mercantile by PNC in 2007. Mercantile Eastern Shore Bank was a combination of the Peoples Bank of Maryland, St. Michaels Bank and the Chestertown Bank.

From 1995 to 2004, Mr. Bilbrough was with the Peoples Bank of Maryland, of Denton, where he had most recently been President and CEO after beginning as its chief financial officer and comptroller. He was a small business owner from 1985 to 1995.

“A key to our future success has been the development of a succession plan for senior management,” said W. Moorhead Vermilye, Chairman of the Talbot Bank’s board. “We are very pleased to be able to promote from within the organization a talented career banker with such a diverse background who is a longtime member of our local community.”

Mr. Bilbrough graduated from Salisbury University. He is a Certified Public Accountant, a graduate of the RMA Advanced Commercial lending School, and the Executive Challenge Course sponsored by GAP International, a leadership program for Fortune 500 executives. He serves on the Boards of Directors of the Benedictine School and Choptank Community Health Services. He resides in Greensboro, MD.

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